Exhibit 99.1

NEWS RELEASE

Visteon to Acquire Automotive Electronics Business of Johnson Controls for $265 Million in Cash

•	Visteon to become one of world’s top three suppliers of automotive cockpit electronics with combined annual sales of $3 billion

•	Full-range cockpit electronics product portfolio

•	No. 2 globally in driver information

•	Advanced position in connectivity and infotainment

•	Leadership in emerging markets

•	Increases customer diversification and expands cockpit electronics footprint to better support automakers’ global platforms

•	Provides opportunity for long-term margin improvement through economies of scale and operational synergies

•	Visteon also gives update on exit strategy for its interiors business

VAN BUREN TOWNSHIP, Mich., Jan. 13, 2014 — In a move that will create one of the world’s three largest suppliers of vehicle cockpit electronics, Visteon Corporation (NYSE:VC) has agreed to purchase the automotive electronics business of Johnson Controls (NYSE:JCI) in a cash transaction valued at $265 million, subject to adjustment. The acquisition is subject to certain regulatory and other consents and approvals and is expected to be completed in the second quarter of 2014.

The acquisition will enhance Visteon’s competitive position in the fast-growing vehicle cockpit electronics segment by strengthening its global scale, manufacturing and engineering footprint, product portfolio and customer penetration. The combined business will be a $3 billion global electronics enterprise with a No. 2 global position in driver information and above-average growth rates for the segment, supplying nine of the world’s 10 largest vehicle manufacturers.

In the fiscal year ended Sept. 30, 2013, the business to be acquired by Visteon generated approximately $1.3 billion in revenue and about $58 million in EBITDA (earnings before interest, taxes, depreciation and amortization). This EBITDA includes a deduction of approximately $12 million for corporate allocations that will not transfer with the transaction. Visteon will assess the necessary addition of resources at its corporate center to support this operation. The transaction offers opportunities for long-term margin expansion through economies of scale, with estimated annual cost synergies reaching more than $40 million by 2017. The transaction will not impact the company’s previously announced $1 billion share repurchase program, for which $875 million remains authorized.

Visteon President and CEO Timothy D. Leuliette said the transaction reinforces Visteon’s commitment to cockpit electronics as one of Visteon’s two core businesses, along with Halla Visteon Climate Control, the world’s No. 2 automotive climate control supplier.

“We look forward to continuing on our path of value creation for customers and shareholders by integrating this highly regarded business into the Visteon Electronics family,” Leuliette said. “This is a strong strategic fit with our existing electronics portfolio and gives us the worldwide scale and cost efficiencies needed to support vehicle manufacturers’ global platforms and programs. It also diversifies our electronics customer base, solidifies our already strong global footprint, and brings new technologies, capabilities and outstanding engineers to help grow our business.”

The business to be acquired from Johnson Controls provides automakers with driver information, infotainment, connectivity and body electronics products. The transaction involves about 4,800 employees, including about 1,000 engineers, electronics specialists and designers at seven research and development centers in Europe, North America and Asia. The business has a diversified customer base, with BMW, Honda, Renault-Nissan, PSA Peugeot-Citroën and Ford representing about 72 percent of its annual revenue.

By leveraging the combined strengths of the businesses, Leuliette said, Visteon will create a new global electronics market leader, capable of growing profitably as an enterprise that is “ideally positioned at the intersection of consumer electronics and the connected automobile of today and tomorrow.”

Martin Thall, president, Visteon Electronics, said the transaction will allow Visteon to better serve vehicle manufacturers through its expanded global scale and customer base, and accelerate growth and market expansion objectives.

“The combined business will result in market and technology leadership in major cockpit electronics technologies, as well as opportunity for entry and fast growth into new product lines,” Thall said. “The size and scale of our integrated research, development, and engineering will solidify Visteon as the ‘go to’ global innovation partner for automakers who require rapid development cycles and fast time-to-market.

“Visteon and Johnson Controls are committed to maintaining complete business continuity and providing excellent customer service while completing this transaction and driving a successful integration,” Thall added.

Advising Visteon on the transaction are Rothschild Inc. and Skadden, Arps, Slate, Meagher & Flom LLP.

Visteon Electronics, a division of Visteon Corporation, is a leading supplier of automotive cockpit electronics that delivers innovative in-vehicle user experiences through solutions in user interfaces, connectivity and open architectures. Supported by a global network of 16 manufacturing facilities, four technical centers and 11 customer centers, Visteon Electronics currently employs approximately 6,500 people in its consolidated operations.

Interiors Divestiture Update

In conjunction with the announcement on the electronics acquisition, Visteon provided an update on its previously disclosed intentions to divest its automotive interiors business. The company intends to exit Visteon Interiors in three separate transactions targeted for signing in the first half of 2014. The transactions, assuming definitive agreements are concluded, are planned to be structured as stand-alone sales involving three separate buyers.

The combination of these potential transactions is expected to have a neutral value impact, as the objective of the company is achieving an outcome where the cash outflows are expected to approximately equal any unfunded pension and debt liabilities that may be transferred, as well as certain assets likely to be retained.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. Through its family of businesses, Visteon generated $13.8 billion in sales in 2012, including non-consolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs about 22,000 employees in its consolidated operations. Learn more at www.visteon.com.

Follow Visteon:

Media Contacts:

Jim Fisher

Visteon Corporation

+1-734-710-5557

+1-734-417-6184 – mobile

jfishe89@visteon.com

Jonna Christensen

Visteon Electronics

+44-1245-395038

jchris18@visteon.com

Investor Contact:

Bob Krakowiak

+1-734-710-5793

bkrakowi@visteon.com